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EXHIBIT 10.3


                              EMPLOYMENT AGREEMENT

          BETWEEN GLOBAL INFORMATION GROUP USA, INC. AND GEORGE L. DOWN

         THIS EMPLOYMENT AGREEMENT (the "Agreement"), made effective as of the 1st day of May 2001, by and between Global Information Group USA, Inc., a corporation incorporated under the laws of the State of Delaware ("GIG" or the "Company"), and GEORGE L. DOWN (the "Executive").

         WHEREAS, the Company is desirous of hiring Executive to serve as President and as a director of GIG;

         WHEREAS, the Executive is desirous to serve as President and as a director of GIG;

         WHEREAS, GIG is the wholly owned subsidiary of ADVA International, Inc. (the "Parent" or "ADVA");

         WHEREAS, GIG considers the services of the Executive to be in the best interests of GIG and desires to induce the Executive to serve GIG on an impartial and objective basis and without distraction or conflict of interest; and

         WHEREAS, the Executive is willing to be employed by GIG from and after the date hereof on the basis of the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, upon the mutual promises and covenants of the parties, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.       Employment.

         GIG hereby employs the Executive, and the Executive hereby accepts such employment, for the period stated in Section 3 below and upon the other terms and conditions herein provided.

2.       Position and Duties.

         (a)      Employment Duties.

                  During the Employment Period (as defined in Section 3) the Executive agrees to serve as President and as a director of GIG, except as may be modified by the written agreement of the parties hereto. In his capacity as President of GIG, the Executive shall promote the best interests of GIG, will be responsible for the day-to-day operations of GIG and shall perform such managerial duties and responsibilities for GIG, as may from time to time be assigned to him by the Board of Directors of GIG. As President of GIG, the Executive shall have supervision and control over and responsibility for all areas of operations; shall perform such other duties as may from time to time be assigned to him by the Board of Directors and/or the Chief Executive Officer ("CEO") of GIG; and shall report directly to the CEO on a regular basis or as dictated by events, but in no case less frequently than every two (2) weeks. Reports shall be in a format to be determined by GIG. The other duties as may from time to time be assigned to him shall be consistent with and shall not interfere with the performance of the duties described herein and shall be of a type customarily performed by persons of similar titles with similar corporations. Throughout the Employment Period, and except for illness, vacation periods and leaves of absence granted by GIG (if any), the Executive shall devote all his business time, attention, skill and efforts to the faithful performance of his duties hereunder, and shall accept such office or offices to which he may be elected by the Board of Directors of GIG. The Executive shall keep complete and accurate records which reflect the carrying out of his duties hereunder, shall keep the Board of Directors fully informed of developments relating to the carrying out of his duties hereunder and shall report on such at the request of the CEO.

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3.       Term.

         (a)      Period of Employment.

                  The period of the Executive's employment under this Agreement shall commence as of May 1st, 2001 and shall, unless sooner terminated by the death of the Executive, mutual agreement or pursuant to Section 7 hereof, continue for a period of one (1) year therefrom (such period being herein referred to as the "Employment Period"), provided however, that unless either party gives written notice to the other within sixty (60) days of the Expiration Date, Executive's Employment Period shall continue for an additional year from the Expiration Date. The last day of the Employment Period, as from time to time extended, and without regard to any early termination pursuant to Section 7, is hereinafter referred to as the "Expiration Date".

         (b)      Extension of Employment Period.

                  GIG or the Executive may extend the Employment Period by written mutual agreement.

4.       Compensation.

         (a)      Salary and Compensation.

                  For all services rendered by the Executive in any capacity during the Employment Period under this Agreement, subject to Section 7(e) hereof, the Executive shall be paid as compensation an annual salary of $125,000, or such higher salary as may be negotiated from time to time by GIG and the Executive. Such salary shall be payable in accordance with the standard pay schedule established for GIG executives.

         (b)      Reimbursement of Expenses.

                  GIG shall pay or reimburse the Executive, in accordance with GIG's policies and requirements, for all reasonable business travel and other approved expenses incurred by the Executive in performing his obligations under this Agreement. The Company shall provide a monthly reimbursement for automobile usage at a rate of $0.35 per mile when commuting to and from the ADVA office. The Executive shall be responsible for the timely reporting of said expenses to the Company's designated financial officer.

         (c)      Employee Stock Options.

                  Pursuant to approval of the Board of Directors of ADVA International, Inc., Executive shall receive, on the date hereof, a stock option to purchase 100,000 shares of ADVA Common Stock, at an exercise price equal to the per share market price on the date of commencement of the Executive's employment. The option shall be granted pursuant to the ADVA 2001 Stock Option Plan as adopted (the "Plan") and shall, subject to Section 7(d) hereof, be vested as follows:

         (i) 25,000, on the date employment commences;

         (ii) 25,000, on the date the Executive completes one year and one day of continuous employment with the Company;


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         (iii) 25,000, on the date the Executive completes two years and one day of continuous employment with the Company; and

         (iv) 25,000, on the date the Executive completes three years and one day of continuous employment with the Company

5.       Participation in Incentive Compensation and Benefit Plans.
         In addition to the payments provided under this Agreement, the Executive (or his beneficiary) is and shall be entitled to benefits under any and all executive or contingent compensation plans, stock options, restricted stock or stock purchase plans, retirement income or pension plans, supplemental or excess benefit plans, group hospitalization, health care, or sick leave plans, life or other insurance or death benefit plans, travel and accident insurance, vacation plans, or other present or future group employee benefit plans or programs of GIG for which executive employees of GIG are eligible, and the Executive may be eligible to receive, during the Employment Period and subject to Section 7 hereof, all benefits and emoluments for which he is eligible under any such benefit plan or program of GIG in accordance with the provisions and requirements (including discretionary authority, where applicable) of any such plan or program.

6.       Vacation, Personal and Sick Leave.

(a) Vacation and Personal Leave. Executive shall be entitled to fifteen (15) business days of combined annual vacation and personal leave in accordance with established GIG policy. No more than five (5) vacation days shall be accrued and carried into the next employment year, nor shall there be any cash payment for accrued but unused vacation or personal leave, except any pro rata portion of the current year which is accrued but unused at the time of termination of employment pursuant to the terms of Section 7. Scheduled holidays shall be determined annually by the Company based on eight available days per year and shall not accrue from year to year.

(b) Sick Leave. Executive shall be entitled to paid sick leave in accordance with established GIG policy which shall accrue at the rate of two (2) business days per month worked up to a maximum of ten (10) working days per year. Sick leave may be used in half-day increments as necessary in the Executive's discretion. Accrued but unused sick leave may accrue up to a maximum of twenty
(20) business days in total and such accrued but unused sick leave may, subject to such maximum, be carried over to the next employment year. There shall be no cash payment for accrued but unused sick leave.

7.       Termination of Employment.

         (a) Termination without Cause and Non-Extension of Employment Period.

                  Notwithstanding anything to the contrary contained in this Agreement, subject to Executive receiving the compensation set forth in subsection (d) of this Section 7, GIG may terminate the Executive's employment under this Agreement at any time or not renew this Agreement beyond the end of the Employment Period.


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         (b) Termination with Cause.

                  GIG may terminate the Executive's employment under this Agreement at any time for cause. The Executive shall have no right to receive compensation or other benefits for any period after termination for cause. The term "for cause" shall include and shall be limited to the following events:

         (i) The Executive's conviction of a felony or any crime involving fraud, larceny, embezzlement or moral turpitude;

         (ii) The Executive's willful misfeasance, willful misconduct, willful waste of material corporate assets, willful violation of Company policy, gross negligence or willful failure to perform reasonably assigned duties ("Non-Compliance") where the Executive fails to cure such Non-Compliance within twenty (20) days after receiving written notice thereof, other than Non-Compliance which is not capable of being cured or Non-Compliance due to a physical or mental illness, which results in, or which in the good faith judgment of the Board of Directors may result in demonstrable material injury and damage to GIG; or (iii) The Executive willfully and deliberately makes material misrepresentations to the Board of Directors of GIG.

                  If, after giving effect to the notice and cure provisions of
Section 7(b)(ii) hereof, GIG's Board of Directors determines that Executive's employment under this Agreement shall be terminated for cause, then the Board of Directors shall forthwith provide Executive with a written notice of said determination. The notice shall contain a detailed statement of the facts that constitute the particulars of the cause for termination.

         (c) No Mitigation.

         Anything in this Agreement to the contrary notwithstanding, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.

         (d)      Remedies for Termination.

                  (i) Upon termination of the Executive's employment under this Agreement pursuant to subsection (a) by reason of termination without cause or the Company's not renewing Agreement beyond the end of the Employment Period, the Executive shall receive his

         (A)    base salary;

         (B)    group hospitalization, health care and sick leave plan benefits;
                and

         (C)    accrued and unused vacation and personal leave, if any,

for the greater of (x) the remainder of the term specified in Section 3(a) hereof, or (y) three (3) months. Payment of base salary shall be at the times provided for in this Agreement as if the Executive's employment under this Agreement had not terminated, and such payment shall be in lieu of any payments required to be made under Section 4(a) hereof.


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         (ii) Upon termination of the Executive's employment pursuant to subsection (b) by reason of termination with cause,

         (A) Executive's rights to compensation under Section 4 including, without limitation, base salary; automobile usage reimbursement; expense reimbursement; and vacation, personal and sick leave shall automatically terminate as of the date of termination except with respect to any earned but unpaid portion of his base salary and/or benefits (including paid vacation accrued but not taken as of the date of termination) up to the date of termination, and

         (B) options granted pursuant to Section 4(c) hereof will, to the extent not previously exercised by Executive, terminate immediately.

         (e)      Disability.

         (i) Total Disability.

                  If the Executive is totally disabled (as hereinafter defined) prior to the expiration of the Employment Period, GIG may, on ten (10) days written notice to Executive, pay the Executive a disability benefit which is equal to the salary provided in Section 4, as the same may have been increased from time to time, received by Executive at the commencement of the Executive's total disability, reduced by the sum of (i) the amount of any benefits to which the Executive may be entitled with respect to the same period under any disability plan or pension plan, including related supplemental and excess benefit plans or agreements, of GIG and (ii) the disability benefits payable under any government regulated plan including workers' compensation benefits. Payment of such disability benefit shall commence with the week coincident with the notice given above and shall continue until the earlier of the Expiration Date or the Executive's death. As used in this Agreement, the term "total disability" shall mean the complete inability of the Executive to perform all of his duties under this Agreement, which disability shall continue for any period of six full consecutive months. Upon the termination of such total disability, the Executive shall be offered an appropriate position as may be available at Executive's established compensation and benefits level.

         (ii) Partial Disability.

                  In the event of partial disability or illness, the obligation of GIG to pay the salary of Executive pursuant to Section 4 of this Agreement shall not be affected.

8. Withholding of Taxes.

         GIG may withhold from any payments under this Agreement all applicable taxes, as shall be required pursuant to any law or governmental regulation or ruling.

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9. Non-Competition, Non-Disclosure and Non-Solicitation.

         (a) Non-Competition. During the Employment Period and while Executive is receiving payments pursuant to Section 7(d) hereof, Executive shall not (except with the prior approval of the Board of Directors of GIG):

         (i) engage or be concerned or interested in, directly or indirectly, any other business competing in any respect with the business of GIG, or any company affiliated with GIG or its Parent, except as the holder of investments comprising not more than five (5%) percent of the issued shares of capital stock of any class of any company;

         (ii) engage or be concerned or interested in, directly or indirectly, any other occupation whatsoever and for this purpose "occupation" shall include any public or private appointed office or work which in the opinion of the Board of Directors of GIG hinders or interferes with or otherwise impinges upon the performance by the Executive of his duties hereunder; or

         (iii) conduct, engage in, assist or otherwise carry out, directly or indirectly, any act or action which the Executive, acting reasonably, believes or should believe would be harmful or inimical to the interests of the Company, its Parent or its affiliates. For purposes of this Agreement, "affiliate" shall have the meaning ascribed thereto in Rule 405 of the Securities Act of 1933.

         (b) Non-Disclosure. The Executive shall not, either during or after the termination of this Agreement:

         (i) divulge or communicate to any person or persons (except to officials of GIG, or its affiliates); or

         (ii) use for his own purposes or for any purposes other than those of GIG or its affiliates, any knowledge or information which the Executive, acting reasonably, believes or should believe to be of a confidential nature which

         (A) relates to the business or affairs of GIG, or any affiliate of GIG or its Parent;

         (B) relates to the workings of any process or invention which is carried on or used by GIG, its Parent or any affiliate of GIG; (C) has been obtained from any third party on terms restricting its disclosure or use; or (D) relates to the clients or customers of GIG, its Parent or any affiliate of GIG provided however, these restrictions shall cease to apply to any information or knowledge which may come into the public domain (otherwise than through unauthorized disclosure).


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         (c) Non-Solicitation. As the Executive in the course of his employment is likely to obtain knowledge of the trade secrets and other confidential information of GIG, its Parent and their affiliates, and will have dealings with the customers and others upon whom reliance is placed by GIG, in order to protect such trade secrets and information and the goodwill of GIG, its Parent and their affiliates, the Executive agrees, notwithstanding anything else in this Agreement to the contrary and without prejudice to any other duty implied by law and whether or not GIG shall have been in breach of this Agreement:

(i) during his employment and for a period of two (2) years after its termination (howsoever arising) Executive will not, either on his own account or for any person, firm, company, or organization, solicit or entice or endeavor to solicit or entice away, any employee of GIG, its Parent or any affiliates;

                  (ii) during his employment and for a period of one (1) year after its termination (howsoever arising), Executive will not, in competition with any business carried on by GIG, its Parent or their affiliates at the termination of his employment hereunder, solicit business from any person, firm, company or organization which, to his knowledge, at any time during the period of twelve (12) months preceding the termination of his employment hereunder, has dealt with GIG, its Parent or their affiliates or, which to his knowledge is, on the termination of his employment, in the process of negotiating with GIG, its Parent or any of their affiliates.

         (d) Records and Other Materials. All lists of clients or customers correspondence and all other papers, memoranda, records and writings, together with information stored on a computer or in computer format which may have been made by the Executive or have come into his possession relative to the business of GIG, or any affiliate of GIG shall be and remain the property of GIG, including any copyright therein, and shall be handed over by him to GIG from time to time on demand and in any event upon his leaving the service of GIG.

         (e) Assignment of Inventions. Any and all improvements, inventions, discoveries, formulas, processes, or methods within the scope of the business activities of the Company, its Parent or any of their affiliates (as such term is defined in Rule 405 under the Securities Act of 1933) which the Executive may conceive or make during his Employment Period with the Company shall be the sole and exclusive property of the Company, its Parent or such affiliates, as the case may be. Consultant agrees, whenever requested to do so by the Company and at its expense, to execute and sign any and all applications, assignments, or other instruments, and to do all other things necessary or appropriate in order to apply for patent or other protection in the United States or any foreign country for such improvements, discoveries, formulas, processes, or methods. (f) While the restrictions contained in this Clause 9 are considered by the parties to be reasonable in all the circumstances it is recognized that restrictions of the nature in question may fail for technical reasons unforeseen and, accordingly, it is hereby agreed and declared that if any such restrictions shall be adjudged to be void as going beyond what is reasonable in all the circumstances for the protection of the interests of GIG, but would be valid if part of the wording thereof were deleted or the periods (if any) thereof were reduced, or the range of activities or area dealt with thereby were reduced in scope, the said restriction shall apply with such modifications as may be necessary to make it valid and effective.


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         (g) Injunctive Relief. Executive acknowledges that any breach by him of any of the covenants and agreements set forth in Section 9 (the "Covenants") will result in irreparable injury to GIG for which monetary damages could not adequately compensate GIG. Therefore, in the event of any such breach, GIG shall be entitled, in addition to all other rights and remedies which GIG may have at law or in equity, to injunctive relief and to enforce its rights by an action for specific performance. The existence of any claim or cause of action which Executive or any such other person may have against GIG (or its Parent or any affiliate) shall not constitute a defense or bar to the enforcement of any of the Covenants or other terms and conditions of this Agreement. If GIG is obliged to resort to litigation to enforce any of the Covenants which has a fixed term, then such fixed term shall be extended for a period of time equal to the period during which a material breach of such Covenant was occurring, beginning on the date of a final court order (without further right of appeal) holding that such a material breach occurred or, if later, the last day of the original fixed term of such Covenant.

10.      General Provisions.

         (a) Non-Assignability.

                  Neither this Agreement nor any right or interest hereunder shall be assignable by the Executive without GIG's prior written consent; provided, however, that nothing in this Section 10(a) shall preclude the executors, administrators, or other legal representatives of the estate of the Executive from assigning any right hereunder to the person or persons entitled thereto under the Executive's will or, in case of intestacy, to the person or persons entitled thereto under the laws of intestacy applicable to the Executive's estate.

         (b) No Attachment.

                  Except as otherwise required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

         (c) Amendment.

                  No amendment or modification of this Agreement shall be deemed effective unless and until executed in writing by the parties hereto.


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         (d) Entire Understanding.

                  This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and cancels and supersedes all prior oral and written agreements between the parties or otherwise applicable to Executive, with respect to the subject matter hereof.

11. Legal Expenses.

         Each party shall pay its or his own expenses incident to obtaining or enforcing any right or benefit provided by this Agreement.

12. Severability.

         If for any reason any provision of this Agreement shall be held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and all other such provisions shall to the full extent consistent with law continue in full force and effect. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall likewise to the full extent consistent with law continue in full force and effort.

13. Headings.

         The headings are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

14. Settlement of Disputes.

         Except for claims arising under Section 9 hereof, all claims, controversies, demands, disputes or differences between the parties hereto or any persons bound hereby arising out of, or by virtue of, or in connection with, or relating to this Agreement shall be submitted to and determined by arbitration in accordance with this Section 14. In the event of such a claim, controversy, demand, dispute or difference, GIG, on the one hand, and Executive on the other hand, shall each select one arbitrator and shall together select a third arbitrator who is neutral and unbiased, and who shall serve as the chairman of the panel. If the parties are unable to agree upon the third arbitrator, or if one of the parties is unable or fails to select an arbitrator in accordance with this Section, the American Arbitration Association ("AAA") shall be designated by either party to appoint such arbitrator(s) to arbitrate the matter in accordance with this Section. The matter shall be arbitrated under the commercial arbitration rules of the AAA then obtaining, such arbitration to be held in the City of Charlotte, North Carolina. At any time before a decision of the arbitration panel has been rendered, the parties may resolve the dispute by settlement. The decision of a majority of arbitrators shall be the award of the panel of arbitrators and shall be made in writing setting forth the award and the reasons for the decision. Such award shall be binding and conclusive on all parties, shall not be appealable and may be enforced as such in accordance with the provisions of the award. This agreement to arbitrate is specifically enforceable by the parties to this Agreement.


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15. Governing Law.

         This Agreement has been executed and delivered in the State of South Carolina and its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice of law or conflict of laws rules or provisions (whether of the State of South Carolina or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

16. Consent to Jurisdiction.

         Except as provided in Section 14 hereof, Executive and GIG irrevocably consent to the exclusive jurisdiction of the state and/or federal courts located in the District of South Carolina, York County, in any action or proceeding pursuant to this Agreement and agree to service of process in accordance with
Section 17 herein.

17. Notices.

         All notices, requests, demands and other communications hereunder shall be in writing and shall have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following address or to such other address as either party may designate by like notice:

         A.       If to Executive, to:

                           George L. Down
                           27 Lakeview Circle
                           Columbia, SC  29216
                           Facsimile:  _______________

         B.       If to GIG, to:

                           Anthony E. Mohr
                           Global Information Group USA, Inc.
                           454 S. Anderson Road, Suite 214
                           Rock Hill, SC  29730
                           Facsimile:  803.266.6261

                  With a copy to:

                           Blank Rome Comisky & McCauley LLP
                           One Logan Square
                           Philadelphia, PA 19103
                           Facsimile:  215.569.5555
                           Attention:  Barry H. Genkin, Esquire



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and to such other additional person or persons as either party shall have designated to the other party in writing by like notice.

18. Successors, Binding Agreement.

         (a) GIG will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of GIG to expressly assume and agree to perform this Agreement in the same manner and to the same extent that GIG would be required to perform it if no such succession had taken place.

         (b) This Agreement shall inure to the benefit of and be enforceable by and inure to the benefit of both GIG and its successors and assigns and the Executive and his personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. If the Executive should die while any amount is payable to the Executive under this Agreement all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.
         EXECUTIVE AFFIRMS THAT THE ONLY CONSIDERATION FOR SIGNING THIS AGREEMENT ARE THE TERMS STATED HEREIN, THAT NO OTHER PROMISES OR AGREEMENTS OF ANY KIND HAVE BEEN MADE TO OR WITH HIM BY ANY PERSON OR ENTITY WHATSOEVER TO CAUSE HIM TO SIGN THIS AGREEMENT, AND THAT HE FULLY UNDERSTANDS THE MEANING AND INTENT OF THIS DOCUMENT. EXECUTIVE STATES AND REPRESENTS THAT HE HAS BEEN ADVISED, AND HAD AN OPPORTUNITY, TO DISCUSS FULLY AND REVIEW THE TERMS OF THIS AGREEMENT WITH AN ATTORNEY. EXECUTIVE FURTHER STATES AND REPRESENTS THAT HE HAS CAREFULLY READ THIS AGREEMENT, UNDERSTANDS THE CONDITIONS HEREOF, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS THE SAME AS HIS OWN FREE ACT.

         IN WITNESS WHEREOF, GIG has caused this Agreement to be executed and its seal to be affixed hereto by its officers thereunto duly authorized, and the Executive has signed this Agreement this 1st day of May, 2001, effective as of May 1st , 2001.

ATTEST:
                                            GLOBAL INFORMATION GROUP USA, INC.


/s/Erin L. Ulmer                          By:    /s/Anthony E. Mohr
-----------------------------                    -------------------------------
                                                 Name: Anthony E. Mohr
                                                 Title: Chairman of the Board


WITNESS:                                  EXECUTIVE


/s/Thomas M. Tucker                              /s/George L. Down
------------------------------                   -------------------------------
                                                 George L. Down



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